SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

THIS SPECIAL CUSTODY and PLEDGE AGREEMENT, (hereinafter, the “Agreement”) dated this 21st day of December 2023, is made by and among Capital Series Trust an Ohio Business Trust on behalf of EACH FUND IDENTIFIED IN EXHIBIT A HERETO, severally and not jointly (each a “Customer”), PERSHING LLC (“Broker”) OAK HARVEST INVESTMENT SERVICES, LLC (“Manager”) and Brown Brothers Harriman & Co. (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened one or more margin accounts (the “Margin Account”) with Broker in which Customer may effect Short Sales and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with Broker (the “Options Agreement”) and a Prime Brokerage Agreement dated as set forth in the attached Exhibit A (the “Margin Agreement”); and

WHEREAS, Customer has entered into a Investment Advisory Agreement with Manager to provide a comprehensive investment program for Customer on a discretionary basis, and Customer’s currently effective registration statement permits Customer to engage in Short Sales and Options Transactions and to pledge its assets to Broker to secure performance of Customer’s obligations with respect to Short Sales and Options Transactions effected for Customer’s account with Broker as described in the currently effective registration statement; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement,

NOW, THEREFORE, be it agreed as follows:

(1)	As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account as is adequate under the Margin Rules and Broker’s internal policies as in effect from time to time.

“Advice from Broker” shall mean a notice sent by an authorized representative of Broker and delivered to Customer, Manager or Custodian, as applicable hereunder (i) in writing, signed or authenticated by such authorized representative of Broker and transmitted by a facsimile sending device; (ii) SWIFT message; (iii) with respect to any Advice from Broker delivered to the

Custodian, other electronic means, including via Infuse (as defined below) secure file transmission protocol (sFTP), and other methods as agreed between Broker and Custodian from time to time; or (iv) in the case of a call for additional Collateral, a notice that an exercise notice filed with OCC has been assigned to Customer, a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or notice referred to in Paragraph 7 hereof, by telephone from an authorized representative of Broker to Customer, Manager or Custodian, as applicable hereunder or to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice, provided however, that all such Advices from Broker shall be delivered to Custodian by facsimile sending device or in writing or other electronic means as agreed to from time to time by the parties hereto. An officer of Broker will certify in writing to Custodian the names and signatures of those persons authorized to provide an Advice from Broker as per Appendix A hereto, which certification may be amended in writing from time to time.

“Business Day” means a day on which both Custodian and Broker are open for business.

“Collateral” means U.S. cash, U.S. Government securities, securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Custody Agreement” shall mean that certain custody agreement dated as of December 1, 2023, between Custodian and Customer whereby Custodian serves as custodian of Customer’s assets.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent, or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer, or (iv) an order for relief has been entered against the Customer under the Bankruptcy Law of the United States [or any other jurisdiction], as now or hereinafter constituted, or (v) an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings.

“Instructions from Customer” means a written request, direction or certification given by an Authorized Representative of Customer (as defined below) and delivered to Custodian by an instruction method as agreed between Custodian and Customer from time to time. An officer of Customer will certify in writing to Custodian as per Appendix B hereto the names and signatures of those persons authorized to provide Instructions from Customer (each, an “Authorized Representative of Customer”), which certification may be amended in writing from time to time.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

“Same Day” shall mean no later than 2:00 p.m. on the same day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m. If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by the Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve. Such Short Sales shall be made in compliance with Regulation SHO promulgated under the Securities Exchange Act of 1934.

(2)          (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York (“Article 8”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Collateral Account for Pershing, LLC, as Secured Party, of [Name of Customer]” (the “Special Custody Account”) as set forth on Exhibit A, and shall hold therein for Broker as pledgee upon the terms of this Agreement all Collateral identified as such and all monies or other property paid or distributed with respect to the Collateral and delivered to the Custodian. The Custodian hereby agrees that any property held in the Special Custody Account (other than cash) shall be deemed to be a financial asset for purposes of Article 8 to the extent the same may be applicable. Customer and/or Manager agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account. Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Article 9 of the UCC.

(b) Manager agrees to cause Customer to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c) Customer authorizes Broker to take such actions with respect to any Collateral (including without limitation the delivery or substitution thereof) in the Special Custody Account as Broker, in its sole discretion, deems necessary to ensure Adequate Performance Assurance and compliance with the Margin Rules and Broker’s internal policies. In no event shall any consent of Customer be required for the taking of any such action by Broker, provided, however, that Broker will make reasonable efforts to notify the Customer prior to taking such actions if practical under the circumstances. However, such notice is not a condition precedent to taking such actions.

(d) Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account, in accordance with this Agreement, by Custodian as securities intermediary and agent of Broker, that Custodian will take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker or other entitlement order (as defined in Article 8) and in no event shall any consent of Customer be required for the taking of any such action by the Custodian.

(e) Customer hereby grants to Broker a continuing security interest: (i) in the Collateral and any related proceeds thereof, (ii) all other property in the Margin Account and the Special Custody Account; and (iii) in its accounts (including the Margin Account) with Broker and the Special Custody Account, to secure Customer’s obligations to Broker hereunder and under the Margin Agreement and the Options Agreement. Custodian shall have no responsibility for the creation, validity, priority or enforceability of such security interest.

(3) Custodian will make available to Broker and Customer confirmation of all deliveries, releases or substitutions of Collateral effected hereunder within one Business Day of such delivery, release or substitution of Collateral and shall supply Broker, Manager and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. The foregoing may be satisfied by providing access to a secured website which will grant view only access to the Special Custody Account showing all pledges, deliveries, releases or substitutions of Collateral effected hereunder. The secured website as referenced in the preceding sentence in respect of Collateral information may be provided in the form of access to the Special Custody Account through Custodian’s proprietary website, Infuse® (“Infuse,” as successor to BBH WorldView®), or such other means as the parties may agree. Custodian shall also provide to Broker daily SWIFT MT535 messages within one business day (T+l) (SWIFT messages will be provided daily regardless whether or not Collateral was moved on the prior business day).

Broker shall only have access to information pertaining to the Special Custody Account and shall not have access to information pertaining to any other account held by Custodian on behalf of Customer. Customer shall notify the Custodian immediately should Broker no longer be given access to the Special Custody Account through Infuse, provided that, in the event of such a notification from Customer during the period in which Collateral is credited to the Special Custody Account, Custodian will deliver the information specified in this Paragraph 3 by an alternative method of delivery as mutually agreed between Broker and Custodian from time to time. Broker, and not Custodian, shall be responsible for any breach in security or confidentiality, or any unauthorized use of information or account access by Broker, or its officers, directors, employees and agents, in connection with their access to the Special Custody Account and/or Infuse.

By electing to use the Internet for this purpose, each of Customer and Broker acknowledges that such transmissions are not encrypted and therefore are insecure. Each of Customer and Broker further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and each agrees that Custodian shall not be responsible for any loss, damage or expense suffered or incurred by Customer or Broker, or any person claiming by or through Customer or Broker as a result of the use of such methods.

Customer and Broker agree that Manager (through its designee) shall be solely responsible for ensuring that Customer maintains adequate Collateral required hereunder.

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder upon receipt of an Advice from Broker. Broker agrees, upon request of Customer and/or Manager, to provide such an Advice from Broker with respect to Collateral selected by Customer and/or Manager: (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions related to that account, including any amounts owed to Broker with respect thereto. It is understood that Broker will be responsible for determining whether the Collateral constitutes Adequate Performance Assurance, Custodian at no time has any responsibility for determining whether the Collateral is eligible for deposit to the Special Custody Account or whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5) Manager represents and warrants to Broker that securities pledged by Customer to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated by this Agreement. Customer represents and warrants to Broker and Custodian that the execution, delivery and performance by Customer of this Agreement will not violate any provision of Sections 17 and 18 of the Investment Company Act of 1940 or the rules promulgated thereunder.

(6) Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof. Custodian represents that Collateral is not, to Custodian’s knowledge, subject to any other lien, charge, security interest or other right or claim of any person claiming through Custodian and Custodian hereby agrees to subordinate all liens, encumbrances, claims and rights of set off it may have now or hereafter acquire against the Collateral in the Special Custody Account and agrees that it will not assert any such lien, encumbrance, claim or right against the Collateral in the Special Custody Account, including as may be set forth in the Custody Agreement. Customer hereby confirms that any advances by Custodian to purchase, or to make payment on or against delivery of any financial assets to be held in or credited to the Special Custody Account, shall be secured by the lien, security interest and right of set off in Customer’s securities and other assets in the Custodial Account pursuant to the terms of the Custody Agreement and not the Special Custody Account. Custodian shall use reasonable efforts to notify Broker, Manager and Customer as soon as possible if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

Customer agrees that all securities that are transferred into the Special Custody Account as Collateral shall be fully paid for and that all trade settlements of transactions for such securities shall be completed prior to the transfer of such securities into the Special Custody Account. The Custodian shall be entitled to reverse any cash credit previously made to the Special Custody Account due to error or the non-receipt of any income or dividend distribution. It is expressly acknowledged and agreed by the parties to this Agreement that the Custodian (including its agents)

shall not be required to advance cash or investments to, for, or on behalf of any party in a Special Custody Account.

(7) The occurrence of any of the following constitutes a Customer Default hereunder:

(a) failure by Manager or its designee on behalf of Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer maintain Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either: (i) Manager or its designee does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Manager or its designee, on behalf of Customer, having given such notice, fails to cause delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount (as applicable); or

(c) upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either: (i) Manager or its designee does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable), or (ii) Manager or its designee, on behalf of Customer, having given such notice, fails to cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount (as applicable); or

(d) Customer’s Insolvency.

Broker will immediately notify Customer and Manager (and Manager’s designee) in an Advice from Broker of such Customer Default. Broker may, thereupon, take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion, of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker to Custodian). As between Customer and Broker, Customer shall be liable to Broker for any deficiency which may exist after the good faith exercise by Broker of its rights and remedies as aforesaid.

(8) Broker hereby covenants that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 7. The foregoing covenant and the provisions of paragraph 7 shall in no way constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice from Broker or other entitlement order and Custodian’s obligation to act upon such instructions. Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer. Broker will provide to an officer of Customer a copy of any such Advice or other notice to Custodian to deliver Collateral free of payment at the same time as Broker provides such Advice or other notice to Custodian.

(9) It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Customer, Manager or its designee. Customer is not relying upon Broker to make recommendations with respect thereto. Customer is required hereunder to deliver to Broker a copy of its currently effective registration statement which authorizes the Customer to engage in Options Transactions.

(10) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as otherwise required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of gross negligence and may rely and shall be protected in acting upon any Advice from Broker or any other notice, instruction or communication from Broker which Custodian reasonably believes to be genuine and authorized. Broker and Customer agree, jointly and severally, to indemnify Custodian and hold Custodian harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable attorneys’ fees (“Losses”) sustained or incurred by or asserted against Custodian by reason of or as a result of any action or inaction, or arising out of Custodian’s performance hereunder; provided, that Broker and Customer shall not indemnify Custodian for those Losses arising out of Custodian’s gross negligence or willful misconduct. This indemnity shall be a continuing obligation of Broker and Customer, their respective successors and assigns, notwithstanding the termination of this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System or the rules and regulations of the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Broker will make reasonable efforts to notify the Customer prior to taking such actions if practical under the circumstances, but such notice is not a condition precedent to taking such actions.

Neither Customer nor Manager (with respect to the Broker), Broker (with respect to the Customer) nor Custodian (with respect to the Customer and Broker) shall be liable for indirect, special or consequential damage even if advised of the possibility or likelihood of such damages. This Section shall survive the termination of this Agreement.

(11) All charges for Custodian’s services under this Agreement shall be paid by Customer, as agreed to from time to time between Customer and Custodian.

(12) Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed under this Agreement, or any other action taken or not taken by Broker hereunder for Customer’s account, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own gross negligence, recklessness, willful misconduct or bad faith.

(13) No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer, Manager and Custodian. This Agreement shall be binding upon and shall inure to the benefit of Custodian, Customer, Manager, and Broker, and their respective successors and assignees, provided that Customer, Manager, or Broker may not assign this Agreement without the prior written consent of Custodian.

(14) Except as otherwise specifically provided for herein, written communications hereunder shall be telegraphed, sent by facsimile transmission, hand delivered, or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed (and oral communications shall be directed to the following telephone numbers):

(a) if to the Custodian, to:

Brown Brothers Harriman & Co.

50 Post Office Square

Boston, MA 02110

Fax No.: (201) 325-3649 – for security(ies) Collateral movements

Fax No.: (617) 772-1195 – for any other notice or termination notice.

All Customer Default Notices remitted by Broker must be sent to the Custodian’s address above to the attention of the Office of the General Counsel

(b) if to the Customer, to: Oak Harvest Long/Short Hedged Equity Fund c/o Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, Ohio 45246 Fax No.: (281) 822-1355	(c) if to the Broker, to: Pershing LLC One Pershing Plaza Attn: Chief Administration Officer Jersey City, NJ. 07399 Fax No.: (201) 395-1299

(d) if to the Manager, to: Oak Harvest Investment Services, LLC 920 Memorial City Way Suite 150 Houston, TX 77024 Fax No.: (281) 822-1355

or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Paragraph 14.

(15) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of this Agreement, the Margin Agreement, the Options Agreement and any applicable law, including the applicable Margin Rules. Notwithstanding any other provision herein, each party to this Agreement agrees that this Agreement shall automatically terminate upon the termination of the Custody Agreement with respect to a Customer without any further action required by the parties hereto.

(16) Notwithstanding anything to the contrary, neither Broker (with respect to the Customer) nor Custodian (with respect to Broker and Customer) shall be responsible or liable for any failure, hindrance, or delay in the performance of its obligations under this Agreement arising out of, or for any damages caused by a Force Majeure event. Custodian will use reasonable efforts to perform its obligations under this Agreement notwithstanding such Force Majeure event.

Force Majeure shall mean: (a) acts of God; earthquakes; fires; floods; storms, water or wind damage, or other elements of nature; accidents or explosions; wars or acts of war, enemy actions, insurrections, rebellions, riots, terrorism, sabotage, revolutions, or civil commotions or disorders or other acts attributable to economic or political factors or other civil or military disturbances; outbreaks, epidemics, pandemics (including but not limited to COVID-19), public health emergencies, any governmental order or corporate order or any requirement relating thereto; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; any strikes, lock-outs, work stoppages, or other labor disputes; governmental actions; any provision of any present or future law, regulation or order of a federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body, including any political subdivision thereof, or of any securities depository or clearing agency; inability to obtain material, equipment or transportation; any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets or transactions; or any encumbrance on the transferability of, convertibility, or ability to hold a currency or a currency position; or (b) any other circumstance or event beyond its reasonable control, regardless of whether such circumstance or event is of a nature or type described in (a) above.

(17) Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(18) This Paragraph 18 shall apply to Broker, Manager and Customer only and shall in no way whatsoever apply to or limit Custodian. This Agreement contains a pre-dispute arbitration clause. By signing an arbitration agreement, Customer, Manager and Broker agree as follows:

(a) Customer, Manager and Broker are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Client is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

Any controversy between Broker (and any of Broker’s affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Customer or Customer’s agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration. The arbitration will be conducted before The Financial Industry Regulatory Authority (“FINRA”), or if FINRA declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be fined, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(19) The parties agree that, notwithstanding references to the Margin Agreement and Options Agreement herein, Custodian has no interest in, and no duty, responsibility or obligation with respect to, the Margin Agreement or Options Agreement (including without limitation, no duty, responsibility or obligation to monitor each party’s respective compliance with the Margin Agreement or Options Agreement or to know the terms of the Margin Agreement or Options Agreement).

(20) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby, and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein, provided that the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(21) All references herein to times of day shall mean the time in New York, New York, USA.

(22) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York without regard to any conflicts of laws principles thereof.

(23) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(24) Notwithstanding anything contained herein to the contrary, in no event shall Custodian be required to arbitrate any dispute which may arise under this Agreement, or participate in any arbitration with respect to such dispute. As between Custodian and any other party to this Agreement, all disputes shall be subject to the jurisdiction of the federal and state courts situated in New York City, New York, and Custodian, Broker, Manager and Customer each hereby consents to the jurisdiction of such courts and hereby irrevocably waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court that such proceeding has been brought in an inconvenient forum. IN CONNECTION WITH ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND INVOLVING CUSTODIAN, BROKER, MANAGER AND CUSTOMER EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY.

This Agreement contains a pre-dispute arbitration clause in Paragraph 18 applicable to Broker, Manager and Customer.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Special Custody and Pledge Agreement as of the date and year first written above.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name: Hugh Bolton
Title: Principal

CAPITOL SERIES TRUST, ON BEHALF OF EACH FUND IDENTIFIED AS A CUSTOMER ON EXHIBIT A ATTACHED HERETO,		OAK HARVEST INVESTMENT SERVICES, LLC (“Manager”)

SEVERALLY AND NOT JOINTLY

By:	/s/ Matthew J. Miller	By:	/s/ Charles Scavone
	Name: Matthew J. Miller		Name: Charles Scavone
	Title: President/CEO-Capitol Series Trust		Title: Director of Investments

PERSHING LLC

By:	/s/ Elizabeth Lyndon
Name: Elizabeth Lyndon
Title: Director

APPENDIX A
TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT
AMONG EACH FUND IDENTIFIED IN EXHIBIT A THERETO (EACH, A CUSTOMER)
PERSHING LLC (BROKER),
BROWN BROTHERS HARRIMAN & CO. (CUSTODIAN)

DATED: DECEMBER 21, 2023

AUTHORIZED PERSONS FOR PERSHING LLC

Custodian is directed to accept and act upon instructions received from any one of the following persons at Pershing LLC.

Name	Telephone/Fax Number	Signature
1. Brian Stagg	1. 201-413-4035	1.	/s/ Brian Stagg

2. Dennis Norton	2. 201-413-4544	2.	/s/ Dennis Norton

3. Denise Behling	3. 321-249-4484	3.	/s/ Denise Behling

4. Philip LoGiudice	4. 201-413-2452	4.	/s/ Philip LoGiudice

5. Elizabeth Lyndon	5. 201-413-2234	5.	/s/ Elizabeth Lyndon

6. Richard Coughlin	6. 201-413-2506	6.	/s/ Richard Coughlin

7. Dwight Morales	7. 310-551-7685	7.	/s/ Dwight Morales

8. Earl Wilson	8. 321-249-4701	8.	/s/ Earl Wilson

PERSHING LLC (“Broker”)

By:	/s/ Elizabeth Lyndon
Name: Elizabeth Lyndon
Title: Director

APPENDIX B

TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT
AMONG EACH FUND IDENTIFIED IN EXHIBIT A THERETO (EACH, A CUSTOMER)
PERSHING LLC (BROKER),
AND BROWN BROTHERS HARRIMAN & CO. (CUSTODIAN)

DATED: DECEMBER 21,2023

AUTHORIZED PERSONS FOR CUSTOMER.

I, the undersigned authorized signatory on behalf of each fund listed as a Customer on Exhibit A to the Agreement, as defined below (each, a “Customer”), DO HEREBY CERTIFY that:

1. This Appendix A is furnished pursuant to that certain Special Custody and Pledge Agreement dated as of December 21, 2023 (as from time to time amended, restated, supplemented or otherwise modified, the “Agreement”) among Customer, PERSHING LLC as Broker, and Brown Brothers Harriman & Co..

2. All persons designated to have authority with respect to Customer’s custodial account from time to time pursuant to the terms of the Custody Agreement (as defined in the Agreement) to instruct free movements of cash and/or securities are each hereby designated as an Authorized Representative of Customer with respect to the associated Special Custody Account listed in Exhibit A to the Agreement, and each is hereby authorized to execute on behalf of Customer and deliver to Custodian written notice, Instructions from Customer, and directions concerning the Special Custody Account and the Collateral, as such terms are defined in the Agreement.

EACH CUSTOMER LISTED ON EXHIBIT A TO THE AGREEMENT SEVERALLY AND NOT JOINTLY

By:	/s/ Matthew J. Miller
Name: Matthew J. Miller
Title: President/CEO-Capitol Series Trust

EXHIBIT A

TO SPECIAL CUSTODY AND PLEDGE AGREEMENT DATED DECEMBER 21, 2023

AMONG EACH CUSTOMER IDENTIFIED HEREIN, BROWN BROTHERS HARRIMAN & CO.,

AND PERSHING, LLC

List of Special Custody Accounts

Customer	Account Name	Account Number	Prime Brokerage Agreement Date
Capitol Series Trust - Oak Harvest Long/Short Hedged Equity Fund	Special Custody Collateral Account for Pershing, LLC, as Secured Party, of Oak Harvest Long/Short Hedged Equity Fund	3968856	December 6, 2023

PRIMECONNECT40
SPECIAL CUSTODY AND PLEDGE AGREEMENT ADDENDUM

This PRIMECONNECT40 Special Custody and Pledge Agreement Addendum (the “Addendum”) dated this 21st day of December 2023 to the Special Custody and Pledge Agreement listed on the attached Schedule 1 (“Agreement”), is made between each fund listed on the attached Schedule 1 (each separately and not jointly, a “Customer”), Pershing LLC (“Pershing”), Oak Harvest Investment Services, LLC (“Manager”), and Brown Brothers Harriman & Co. (“Custodian”).

WHEREAS, Pershing maintains a special custody account for the benefit of Customer with Custodian (the “Special Custody Account”) pursuant to the Agreement between Pershing, Customer, Manager, and Custodian; and

WHEREAS, Customer maintains a custody account with Custodian (the “Custody Account”) pursuant to the Custody Agreement between Customer and Custodian (the “Custody Agreement”);

WHEREAS, Customer desires to authorize Pershing to effect, at any time notwithstanding the terms and conditions set forth in the Agreement, transfers of Securities that will constitute Collateral under the Agreement, to and from the Custody Account utilizing only PrimeConnect40, a proprietary collateral management tool owned or properly licensed and operated by Pershing, in order to permit Pershing to facilitate certain activities of Customer’s Collateral, among other things;

WHEREAS, Manager will input Instructions from Customer (as such term is defined in the Agreement) into PrimeConnect40 and Pershing will generate a S.W.I.F.T. message through Prime Connect40 utilizing the BIC code associated with Pershing to Custodian to effect the transfers of Securities or Cash;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Pershing, Customer, Manager, and Custodian agrees as follows:

1. Definitions. As used in this Addendum, capitalized terms not defined in this Addendum have the same meaning as the same term in the Agreement or, if not located in the Agreement, in the Custody Agreement.

2. Customer Authorization.

(a)	At all times while this Addendum is in effect, Customer authorizes Manager to utilize only PrimeConnect40 to instruct Pershing to transfer Securities to the Special Custody Account as Collateral to facilitate certain activities of Customer as set forth in the Agreement. Customer, for the benefit of Custodian, agrees that by authorizing its Manager to utilize PrimeConnect40 to issue instructions to Pershing to generate a S.W.I.F.T. instruction with respect to the Custody Account, that Manager’s use of PrimeConnect40 with respect to transfers of initial or additional Collateral to the Special Custody Account shall constitute an Instruction from Customer under the Agreement. Customer further agrees that notwithstanding the fact that Manager has initiated an Instruction from Customer with respect to a transfer of Securities to the Special Custody Account from the Custody Account, the S.W.I.F.T. instruction received by Custodian shall be an Advice from Broker and Custodian shall be entitled to rely on such Advice from Broker without further inquiry. Customer further acknowledges that (i) Custodian has no way of confirming, nor does Custodian have any duty to confirm, whether any Advice from Broker is initiated from Manager on behalf of Customer or whether such S.W.I.F.T. instruction received by Custodian from Broker is generated through PrimeConnect40; and (ii) Custodian may receive an Advice from Broker to deliver Securities from the Custody Account to Broker or to a third party and therefore, outside of Custodian’s custody and control, and Custodian shall be entitled to rely on such Advice from Broker without further inquiry.

(b)	At all times while this Addendum is in effect, Customer authorizes Manager to utilize PrimeConnect40 to initiate requests to Pershing for releases of Collateral solely of Securities from the Special Custody Account to the Custody Account. If Pershing determines that such request satisfies the terms of Section 4 of the Agreement, it will approve such request through its own use of PrimeConnect40 which will issue a S.W.I.F.T. instruction to Custodian with respect to the release of Securities Collateral in the Special Custody Account. Customer further acknowledges and agrees that notwithstanding the fact that Manager has initiated an Instruction from Customer with respect to a release of Securities Collateral from the Special Custody Account to the Custody Account, the S.W.I.F.T. instruction received by Custodian shall be an Advice from Broker under the Agreement and that Custodian shall be entitled to rely on such Advice from Broker under the Agreement without any duty of inquiry. Customer further acknowledges that (i) Custodian has no way of confirming, nor does Custodian have any duty to confirm, whether any Advice from Broker is initiated from Manager on behalf of Customer or whether such S.W.I.F.T. instruction received by Custodian from Broker is generated through PrimeConnect40; or (ii) such S.W.I.F.T. instruction may instruct Custodian to deliver Securities to Broker or to a third party and therefore outside of Custodian’s custody and control, and Custodian shall be entitled to rely on such Advice from Broker without further inquiry.

(c)	Pershing represents and warrants to Customer that it will not deliver or cause to be delivered to Custodian any S.W.I.F.T. instructions with respect to rights or discretionary actions affecting Securities in the Custody Account. Nevertheless, Customer agrees that if Pershing does deliver to Custodian any such instructions (“Pershing Corporate Action Instructions”), Custodian may, but shall have no duty to, act upon any such Pershing Corporate Action Instructions, regardless of past actions. Customer shall be bound by any actions taken by Custodian pursuant to Pershing Corporate Action Instructions, unless such instructions are revoked or amended by Customer in sufficient time for Custodian to process such revocation or amendment using reasonable efforts. Custodian shall have no duty to notify Pershing of any rights or discretionary actions or of the date or dates by when such rights must be exercised or such action must be taken.

(d)	The Customer and Pershing acknowledge and agree that PrimeConnect40 shall only be utilized to generate S.W.I.F.T. instructions for the Special Custody Account, and that all other forms of Instructions from Customer or Advice from Broker shall be provided as set forth in the Agreement, unless otherwise agreed to by the parties in writing.

All other terms and conditions of the Agreement remain unchanged and in effect. To the extent that anything contained in this Addendum is in conflict with the terms of the Agreement, the language of this Addendum shall govern.

Any amendment to this Addendum shall be in writing and agreed to by Pershing, Customer, Manager, and Custodian.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be duly executed as of the date first written above.

PERSHING LLC

By:	Elizabeth Lyndon	Director
	Printed Name	Title
/s/ Elizabeth Lyndon
	Signature	Date

EACH FUND LISTED ON SCHEDULE 1,
separately and not jointly

By:	Matthew J. Miller	President/CEO-Capitol Series Trust
	Printed Name	Title
	/s/ Matthew J. Miller	01/02/2024
	Signature	Date

OAK HARVEST INVESTMENT SERVICES, LLC MANAGER

By:	Charles Scavone	Director of Investments
	Printed Name	Title
	/s/ Charles Scavone	1-2-24
	Signature	Date

BROWN BROTHERS HARRIMAN & CO.

By:	Hugh Bolton	Principal
	Printed Name	Title
	/s/ Hugh Bolton	3 January 2024
	Signature	Date

SCHEDULE 1

To the

PRIMECONNECT40

SPECIAL CUSTODY AND PLEDGE AGREEMENT ADDENDUM

This Schedule 1 to the PRIMECONNECT40 Special Custody and Pledge Agreement Addendum (the “Addendum”) dated December 21, 2023 to each Special Custody and Pledge Agreement listed below.

Trust	Fund	Special Custody and Pledge Agreement Date
Capitol Series Trust	Oak Harvest Long/Short Hedged Equity Fund	December 21, 2023

©2013 Pershing LLC. Member FINRA, NYSE, SIPC, is a subsidiary of The Bank of New York Mellon Corporation. Trademark(s) belong to their respective owners.